    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-254524, 333-266006, and 333-287919) and Form F-3 (No. 333-287918) of our report dated March 31, 2026, with respect to the consolidated financial statements of Connect Biopharma Holdings Limited included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY
March 31, 2026